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Exhibit 10.90
Cessna

AIRCRAFT LEASE AGREEMENT
dated as of                        ("Agreement")

        This Agreement (together with all supplements, annexes, exhibits and schedules hereto hereinafter referred to as the "Lease") is between General Electric Capital Corporation, with an office at 44 Old Ridgebury Road, Danbury, CT 06810-5105 (hereinafter called, together with its successors and assigns, if any, "Lessor") and Mandalay Resort Group, a Corporation organized and existing under the laws of the State of Nevada with its mailing address and chief place of business at 3950 Las Vegas Blvd. South, Las Vegas, NV 89119 (hereinafter called "Lessee").

1.    LEASING:

        (a)  Subject to the terms and conditions set forth below, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the aircraft, including the airframe, engines and all appurtenant equipment (together hereinafter the "Aircraft") described in Annex A.

        (b)  Lessor shall purchase the Aircraft from Lessee and lease it back to Lessee if on or before the Last Delivery Date (specified in Annex B) Lessor receives each of the following documents in form and substance satisfactory to Lessor: (i) a copy of this Lease executed by Lessee, (ii) a Bill of Sale in the form of Annex C and a Federal Aviation Administration ("FAA") Bill of Sale on AC Form 8050-2 transferring title of the Aircraft to Lessor; (iii) copies of insurance policies or, at Lessor's option, such other evidence of insurance which complies with the requirements of Section 9, (iv) evidence of an N number for the Aircraft together with an assignment of the rights thereto to Lessor; (v) evidence that the Aircraft has been duly certified as to type and airworthiness by the Federal Aviation Administration ("FAA"); (vi) evidence that Lessor's designated FAA escrow agent (which may be FAA counsel) has received in escrow the executed bill of sale and AC Form 8050-1 Aircraft Registration Form (except for the pink copy which shall be available to be placed on the Aircraft upon acceptance thereof), and an executed duplicate of this Lease all in proper form for filing with the FAA; (vii) resolution of Lessee authorizing this Lease in the form of Annex D; (viii) a completed inspection and/or survey with respect to the Aircraft in accordance with the requirements set forth in the Certificate of Acceptance; (ix) an opinion of FAA counsel, in form and substance acceptable to Lessor, concerning, among other things, the proper registration of the Aircraft and filing of documents, given the structure of the Lease; and (x) such other documents as Lessor may reasonably request. Lessor's obligation to lease the Aircraft hereunder is further conditioned upon (1) the cost to Lessor of the acquisition of the Aircraft not exceeding the Capitalized Lessor's Cost stated on Annex A; (2) upon delivery of the Aircraft, Lessee's execution and delivery to Lessor of a Certificate of Acceptance in the form of Annex E; and (3) filing of all necessary documents with, and the acceptance thereof by, the FAA.

        (c)  Once the Certificate of Acceptance has been signed, Lessee may not cancel this Lease.

2.    TERM, RENT AND PAYMENT:

        (a)  The rent ("Rent") payable for the Aircraft and Lessee's right to use the Aircraft begins on the date Lessee signs the Certificate of Acceptance ("Commencement Date"). The term ("Term") of this Lease shall commence on the Commencement Date and shall continue, unless earlier terminated pursuant to the provisions of this Lease, until and including expiration date of the Basic Term and any extensions or renewal term, as applicable. If any Term is extended or renewed, the word "Term" shall be deemed to refer to all extended or renewal Terms, and all provisions of this Lease shall apply during any such extension or renewal Terms, except as may be otherwise specifically provided in writing.

        (b)  Lessee shall pay Rent to Lessor at its address stated above, except as otherwise directed by Lessor. Rent payments shall be in the amount, payable at such intervals and due in accordance with the provisions of Annex B. (Each payment of Rent is hereinafter referred to as a "Rent Payment".) If one or more Advance Rent is payable, such Advance Rent shall be (i) set forth on Annex B and due in accordance with the provisions of Annex B, and (ii) when received by Lessor, applied to the first Basic Term for Rent Payment as set forth on Annex B and the balance, if any, to the final Rent Payment(s), in inverse order of maturity. In no event shall any Advance Rent or any other Rent Payment be refunded to Lessee. If Rent is not paid within ten (10) days of its due date, Lessee agrees to pay a late charge of five cents ($.05) per dollar on, and in addition to, the amount of such Rent but not exceeding the lawful maximum, if any.

3.    TAXES AND FEES:

        (a)  If permitted by law, Lessee shall report and pay promptly all taxes, fees and assessments due, imposed, assessed or levied against the Aircraft (or purchase, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any rents or receipts hereunder), any Schedule, Lessor or Lessee, by any domestic or foreign governmental entity or taxing authority during or related to the term of this Agreement, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp, value added, custom duties, landing fees, airport charges, navigation service charges, route navigation charges or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (collectively "Taxes"). Lessee shall promptly reimburse (on an after tax basis) Lessor for any Taxes charged to or assessed against Lessor. Lessee shall have no liability for Taxes imposed by the United States of America or any state or political subdivision thereof which are on or measured by the net income of Lessor. Lessee shall show Lessee as the owner of the Aircraft on all tax reports or returns (including but not limited to those relating to federal and state income tax, state and local sales and use tax and all personal property tax), and send Lessor a copy of each report or return and evidence of Lessees payment of Taxes upon request.

        (b)  Lessee's obligations, and Lessor's rights and privileges, contained in this Section 3 shall survive the expiration or other termination of this Agreement.

        4.    REPORTS:    Lessee will provide Lessor with the following in writing within the time periods specified: (a) notice of any tax or other lien which attaches to the Aircraft and the full particulars of the tax or lien, within ten (10) days after Lessee becomes aware of the tax or lien, (b) Lessee's complete financial statements, certified by a recognized firm of certified public accountants, within one-hundred (100) days of the close of each fiscal year of Lessee, and any further financial information or reports, upon request; (c) notice to Lessor of the Aircraft's location, and the location of all information, logs, documents and records relating to the Aircraft and its use, maintenance and/or condition, immediately upon request; (d) notice to Lessor of the relocation of the Aircraft's primary hangar location, ten (10) days prior to any relocation; (e) notice of loss or damage to the Aircraft which would cost more than the lesser of (i) ten percent (10%) of the original Capitalized Lessor's Cost or (ii) two hundred fifty thousand and 00/100 dollars ($250,000.00) to repair or replace, within ten (10) days of such loss or damage; (f) notice of any accident involving the Aircraft causing personal injury or property damage, within ten (10) days of such accident; (g) copies of the insurance policies or other evidence of insurance required by the terms hereof, promptly upon request by Lessor; (h) copies of all information, logs, documents and records relating to the Aircraft and its use, maintenance and/or condition, within ten (10) days of such request; (i) on each annual anniversary of the Commencement Date of this Lease, a certificate of the authorized officer of Lessee stating that he has reviewed the activities of Lessee and that, to the best of his knowledge, there exists no Event of Default or event which with notice or lapse of time (or both) would become an Event of Default; (j) such information as may be required to enable Lessor to file any reports required by any governmental authority as a result of Lessor's ownership of the Aircraft, promptly upon request of Lessor; (k) copies of any manufacturer's maintenance service program contract for the airframe or engines, promptly upon request by Lessor; (l) evidence of Lessee's compliance with FAA airworthiness directives and advisory circulars and of compliance with other maintenance provisions of Section 6 hereof and the return provisions of Section 10, promptly upon request of Lessor; and (m) such other reports as Lessor may reasonably request.

5.    DELIVERY, REGISTRATION, USE AND OPERATION:

        (a)  The parties acknowledge that this is a sale/leaseback transaction, and Lessee is in possession of the Aircraft as of the Lease Commencement Date.

        (b)  Lessee, at its own cost and expense, shall cause the Aircraft to be duly registered under Title 49, Subtitle VII of the United States Code, as amended (the "FAA Act"), in the name of Lessee (or, if the FAA so requires, in the name of Lessor) with the security interest of Lessor as granted pursuant to Section 16 below duly indicated on such registration, and so long as any obligations remain owing to Lessor under this Lease, Lessee shall not impair such registration or cause it to be impaired, suspended or cancelled, nor register the Aircraft under the laws of any country except the United States of America.

        (c)  The possession, use and operation of the Aircraft shall be at the sole risk and expense of Lessee. Lessee acknowledges that it accepts full operational control of the Aircraft. Lessee agrees that the Aircraft will be used and operated in compliance with any and all statutes, laws, ordinances, regulations and standards or directives issued by any governmental agency applicable to the use or operation thereof, in compliance with any airworthiness certificate, license or registration relating to the Aircraft issued by any agency and in a manner that does not modify or impair any existing warranties on the Aircraft or any part thereof. Lessee will operate the Aircraft predominantly in the conduct of its business and will not use or operate, or permit the Aircraft to be used or operated, (i) in violation of any United States export control law, (ii) in a manner wherein the predominant use during any twelve month period is for a purpose other than transportation for Lessee, or in a manner, for any time period, such that Lessor or a third party shall be deemed to have "operational control" of the Aircraft, or (iii) for the carriage of persons or property for hire or the transport of mail or contraband. The Aircraft will, at all times be operated by duly qualified pilots holding at least a valid airline transport pilot certificate and instrument rating and any other certificate, rating, type rating or endorsement appropriate to the Aircraft, purpose of flight, condition of flight or as otherwise required by the Federal Aviation Regulations ("FAR"). The Aircraft's pilots shall be employed and/or paid and contracted for by Lessee, shall meet all recency of flight requirements and shall meet the requirements established and specified by the insurance policies required under this Lease and the FAA. The primary hangar location of the Aircraft shall be as stated in Annex B. Lessee shall not relocate the primary hangar location to a hangar location outside the United States. Lessor may examine and inspect the Aircraft, wherever located, on land and in flight, after giving Lessee reasonable prior notice.

        (d)  (i) AT ALL TIMES DURING THE TERM OF THE LEASE, LESSEE AGREES NOT TO OPERATE OR LOCATE THE AIRCRAFT, OR ALLOW THE AIRCRAFT TO BE OPERATED OR LOCATED, IN OR OVER ANY AREA OF GENERALLY KNOWN HOSTILITIES, ANY GEOGRAPHIC AREA WHICH IS NOT COVERED BY THE INSURANCE POLICIES REQUIRED BY THIS LEASE, OR ANY COUNTRY OR JURISDICTION FOR WHICH EXPORTS OR TRANSACTIONS ARE SUBJECT TO SPECIFIC RESTRICTIONS UNDER ANY UNITED STATES EXPORT OR OTHER LAW OR UNITED NATIONS SECURITY COUNCIL DIRECTIVE, INCLUDING WITHOUT LIMITATION, THE TRADING WITH THE ENEMY ACT, 50 U.S.C. APP. SECTIONS 1 ET SEQ., THE INTERNATIONAL EMERGENCY ECONOMIC POWERS ACT, 50 U.S.C. APP. SECTIONS 1701 ET SEQ., AND THE EXPORT ADMINISTRATION ACT, 50 U.S.C. APP. SECTIONS 2401 ET SEQ. OR TO OTHERWISE

VIOLATE, OR PERMIT THE VIOLATION OF, SUCH LAWS OR DIRECTIVES. LESSEE ALSO AGREES TO PROHIBIT ANY NATIONAL OF SUCH RESTRICTED NATIONS FROM OPERATING THE AIRCRAFT.

  (ii)
  Lessee represents and warrants that it does not on this date hold a contract or other obligation to operate the Aircraft in any of the following countries: Cuba, Iraq, Libya, Myanmar, North Korea, and the Federal Republic of Yugoslavia (Serbia and Montenegro).

  (iii)
  The engines set forth on Annex A shall be used only on the airframe described in Annex A and shall only be removed for maintenance in accordance with the provisions of this Lease.

        (e)  Lessor shall not disturb Lessee's quiet enjoyment of the Aircraft during the Term of this Lease unless an Event of Default has occurred and is continuing under this Lease.

6.    MAINTENANCE:

        (a)  Lessee agrees that the Aircraft will be maintained in compliance with any and all statutes, laws, ordinances, regulations and standards or directives issued by any governmental agency applicable to the maintenance thereof, in compliance with any airworthiness certificate, license or registration relating to the Aircraft issued by any agency and in a manner that does not modify or impair any existing warranties on the Aircraft or any part thereof.

        (b)  Lessee shall maintain, inspect, service, repair, overhaul and test the Aircraft (including each engine) in accordance with (i) all maintenance manuals initially furnished with the Aircraft, including any subsequent amendments or supplements to such manuals issued by the manufacturer from time to time, (ii) all mandatory or otherwise required "Service Bulletins" issued, supplied, or available by or through the manufacturer and/or the manufacturer of any engine or part with respect to the Aircraft, (iii) all airworthiness directives applicable to the Aircraft issued by the FAA or similar regulatory agency having jurisdictional authority, and causing compliance to such directives to be completed through corrective modification in lieu of operating manual restrictions, and (iv) all maintenance requirements set forth in Annex G hereto. Lessee shall maintain all records, logs and other materials required by the manufacturer for enforcement of any warranties or by the FAA. All maintenance procedures required hereby shall be undertaken and completed in accordance with the manufacturer's recommended procedures, and by properly trained, licensed, and certificated maintenance sources and maintenance personnel, so as to keep the Aircraft and each engine in as good operating condition as when delivered to Lessee hereunder, ordinary wear and tear excepted, and so as to keep the Aircraft in such operating condition as may be necessary to enable the airworthiness certification of such Aircraft to be maintained in good standing at all times under the FAA.

        (c)  Lessee agrees, at its own cost and expense, to (i) cause the Aircraft and each engine thereon to be kept numbered with the identification in serial number therefor as specified in Annex A; (ii) prominently display on the Aircraft that N number, and only that N number, specified in Annex A; and (iii) notify Lessor in writing thirty (30) days prior to making any change in the configuration (other than changes in configuration mandated by the FAA), appearance and coloring of the Aircraft from that in effect at the time the Aircraft is accepted by Lessee hereunder, and in the event of such change or modification of configuration, coloring or appearance, to restore, upon request of Lessor, the Aircraft to the configuration, coloring or appearance in effect on the Commencement Date or, at Lessor's option to pay to Lessor an amount equal to the reasonable cost of such restoration. Lessee will not place the Aircraft in operation or exercise any control or dominion over the same until such Aircraft marking has been placed thereon. Lessee will replace promptly any such Aircraft marking which may be removed, defaced or destroyed.

        (d)  Lessee shall be entitled from time to time during the Term of this Lease to acquire and install on the Aircraft at Lessee's expense, any additional accessory, device or equipment as Lessee may desire

(each such accessory, device or equipment, an "Addition"), but only so long as such Addition (i) is ancillary to the Aircraft; (ii) is not required to render the Aircraft complete for its intended use by Lessee; (iii) does not alter or impair the originally intended function or use of the Aircraft; and (iv) can be readily removed without causing material damage. Title to each Addition which is not removed by Lessee prior to the return of the Aircraft to Lessor shall vest in Lessor upon such return. Lessee shall repair all damage to the Aircraft resulting from the installation or removal of any Addition so as to restore the Aircraft to its condition prior to installation, ordinary wear and tear excepted.

        (e)  Any alteration or modification (each an "Alteration") with respect to the Aircraft that may at any time during the Term of this Lease be required to comply with any applicable law or any governmental rule or regulation shall be made at the expense of Lessee. Any repair made by Lessee of or upon the Aircraft or replacement parts, including any replacement engine, installed thereon in the course of repairing or maintaining the Aircraft, or any Alteration required by law or any governmental rule or regulation, shall be deemed an accession, and title thereto shall be immediately vested in Lessor without cost or expense to Lessor.

        (f)    Except as permitted under this Section 6, Lessee will not modify the Aircraft or affix or remove any accessory to the Aircraft leased hereunder.

        (g)  If the Aircraft is to be operated at any time under Part 135 with the prior written consent of Lessor, then the Aircraft shall be maintained and operated in accordance with the applicable Part 135 standards.

7.    LIENS, SUBLEASE AND ASSIGNMENT:

        (a)  LESSEE SHALL NOT SELL, TRANSFER, ASSIGN OR ENCUMBER THE AIRCRAFT, ANY ENGINE OR ANY PART THEREOF, LESSOR'S TITLE OR ITS RIGHTS UNDER THIS LEASE. LESSEE SHALL NOT, WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR, SUBLET, CHARTER OR PART WITH POSSESSION OF THE AIRCRAFT OR ANY ENGINE OR PART THEREOF OR ENTER INTO ANY INTERCHANGE AGREEMENT. Lessee shall not permit any engine to be used on any other Aircraft. Lessee shall keep the Aircraft each engine and any part thereof free and clear of all liens and encumbrances other than those which result from (i) the respective rights of Lessor and Lessee as herein provided; (ii) liens arising from the acts of Lessor; (iii) liens for taxes not yet due; and (iv) inchoate materialmen's, mechanics', workmen's, repairmen's, employees' or other like liens arising in the ordinary course of business of Lessee for sums not yet delinquent or being contested in good faith (and for the payment of which adequate assurances in Lessor's judgment have been provided Lessor).

        (b)  Lessor and any assignee of Lessor may assign this Lease, or any part hereof and/or the Aircraft. Lessee hereby waives and agrees not to assert against any such assignee, or assignee's assigns, any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor for any reason whatsoever.

8.    LOSS, DAMAGE AND STIPULATED LOSS VALUE:    Lessee hereby assumes and shall bear the entire risk of any loss, theft, confiscation, expropriation, requisition, damage to, or destruction of, the Aircraft, any engine or part thereof from any cause whatsoever, except to the extent such events directly result from the gross negligence or willful misconduct of Lessor. If for any reason the Aircraft, or any engine thereto becomes worn out, lost, stolen, confiscated, expropriated, requisitioned, destroyed, irreparably damaged, or unusable ("Casualty Occurrences") Lessee shall promptly (but in no event beyond 10 days from the date of such Casualty Occurrence) and fully notify Lessor in writing. If, in the opinion of Lessor, a Casualty Occurrence has occurred which affects only the engine(s) of the Aircraft, then Lessee, at its own cost and expense, shall replace such engine(s) with an engine(s) acceptable to Lessor and shall cause title to such engine(s) to be transferred to Lessor for lease to Lessee under this Lease. Upon transfer of title to Lessor of such engine(s), such engine(s) shall be subject to the terms and conditions of this Lease, and Lessee shall execute whatever documents or filings Lessor deems necessary and appropriate in connection with the substitution of such replacement engine(s) for the original engine(s). If, in the opinion of Lessor, a Casualty Occurrence has occurred with respect to the Aircraft in its entirety, on the next Rent Payment Date after a Casualty Occurrence (the "Payment Date"), Lessee shall pay Lessor the sum of (i) the Stipulated Loss Value as set forth in Annex F calculated as of the Rent Payment Date prior to such Casualty Occurrence; and (ii) all Rent and other amounts which are due under this Lease as of the Payment Date. Upon payment of all sums due hereunder, the Term of this Lease as to the Aircraft shall terminate.

9.    INSURANCE:    Lessee shall secure and maintain in effect at its own expense throughout the Term of the Lease insurance against such hazards and for such risks as Lessor may require. All such insurance shall be with companies satisfactory to Lessor. Without limiting the generality of the foregoing, Lessee shall maintain: (i) liability insurance covering public liability and property, cargo and sudden accidental pollution coverage, in amounts not less than fifty million (50,000,000) United States dollars for any single occurrence; (ii) all-risk aircraft hull and engine insurance (including, without limitation, with respect to engine or part thereof while removed from the aircraft and foreign object damage insurance) in an amount which is not less than the then Stipulated Loss Value; and (iii) confiscation, expropriation and war risk and allied perils (including, without limitation, terrorism) insurance and hijacking insurance in an amount which is (x) for physical damage, not less than the Stipulated Loss Value and (y) for liability coverage, not less than fifty million (50,000,000) United States dollars for any single occurrence.    All insurance shall: (1) name Lessor as owner of the Aircraft and as loss payee and additional insured (without responsibility for premiums), (2) provide that any cancellation or substantial change in coverage shall not be effective as to the Lessor for thirty (30) days after receipt by Lessor of written notice from the insurer of such cancellation or change, (3) insure Lessor's interest regardless of any breach of warranty or other act or omission of Lessee, (4) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (5) waive any right of set-off against Lessee or Lessor, and any rights of subrogation against Lessor, and (6) be primary and not be subject to any offset by any other insurance carried by Lessor or Lessee. Lessee hereby appoints Lessor as Lessee's attorney-in-fact to make proof of loss and claim for and to receive payment of and to execute or endorse all documents, checks or drafts in connection with all policies of insurance in respect of the Aircraft. Lessor shall not act as Lessees attorney-in-fact unless Lessee is in default. Lessee shall pay any reasonable expenses of Lessor in adjusting or collecting insurance proceeds. Lessor may, at its option, apply proceeds of insurance, in whole or in part, to (A) repair the Aircraft, or repair or replace any part thereof, or (B) satisfy any obligation of Lessee to Lessor under this Lease. The foregoing notwithstanding, to the extent no Event of Default has occurred and is continuing, upon written notice from Lessee, Lessor shall follow Lessee's written direction regarding application of the proceeds of insurance, in whole or in part, to (A) repair the Aircraft, or repair or replace any part thereof, or (B) satisfy any obligation of Lessee to Lessor under this Lease; provided, however, that Lessor shall have no obligation to apply such insurance proceeds towards repair or replacement of the Aircraft or any part thereof, if Lessor determines, in its sole discretion, that any such repair or replacement is not capable of being completed before the expiration of the term of the Lease. If an Event of Default has occurred and is continuing, Lessee shall have no right to direct the application of any such insurance proceeds. Any surplus of such insurance proceeds, shall, to the extent no Event of Default has occurred and is continuing, be paid by Lessor to Lessee.

10.  RETURN OF AIRCRAFT:

        (a)  Subject to the other Sections of this Lease, at expiration or termination of this Lease (the "Return Date"), Lessee shall return the Aircraft to Lessor, at a location within the continental United States as Lessor shall direct. Lessee shall also return all logs, loose equipment, manuals and data associated with the Aircraft, including without limitation, inspection, modification and overhaul records required to be maintained with respect to the Aircraft under this Lease or under the applicable rules and regulations of the FAA or the manufacturer's recommended maintenance program, along with a currently effective FAA airworthiness certificate. Lessee shall, upon request, assign to Lessor its rights under any manufacturer's maintenance service contract or extended warranty for the Aircraft, any engine or part thereof. The Aircraft shall be returned in the condition in which the Aircraft is required to be maintained pursuant to Section 6, but with all logos or other identifying marks of Lessee removed. Additionally, Lessee shall ensure that the Aircraft complies with all requirements and conditions set forth on Annex G hereto. Lessee shall pay for all costs to comply with this Section 10(a).

        (b)  Lessor shall arrange for the inspection of the Aircraft on the Return Date to determine if the Aircraft has been maintained and returned in accordance with the provisions of this Lease. Lessee shall be responsible for the cost of such inspection and shall pay Lessor such amount as additional Rent within ten (10) days of demand. If the results of such inspection indicate that the Aircraft, any engine thereto or part thereof, has not been maintained or returned in accordance with the provisions of this Lease, Lessee shall pay to Lessor within ten (10) days of demand, as liquidated damages, the estimated cost ("Estimated Cost") of servicing or repairing the Aircraft, engine or part. The Estimated Cost shall be determined by Lessor by obtaining two quotes for such service or repair work and taking their average. Lessee shall bear the cost, if any, incurred by Lessor in obtaining such quotes.

        (c)  If Lessee fails to return the Aircraft on the Return Date, Lessor shall be entitled to damages equal to the higher of (i) the Rent for the Aircraft, pro-rated on a per diem basis, for each day the Aircraft is retained beyond the Return Date; or (ii) the daily fair market rental for the Aircraft at the Return Date. Such damages for retention of the Aircraft after the Return Date shall not be interpreted as an extension or reinstatement of the Term.

        (d)  All of Lessor's rights contained in this Section shall survive the expiration or other termination of this Lease.

11.  EVENTS OF DEFAULT AND REMEDIES:

        (a)  The term "Event of Default", wherever used herein, shall mean any of the following events under this Lease: (i) Lessee breaches its obligation to pay Rent or any other sum when due and fails to cure the breach within ten (10) days; or (ii) Lessee breaches any of its insurance obligations under Section 9; or (iii) Lessee breaches any of its other obligations and fails to cure that breach within thirty (30) days after written notice from Lessor to Lessee; or (iv) any representation or warranty made by Lessee in connection with this Lease shall be false or misleading in any material respect; or (v) Lessee or any guarantor or other obligor for any of the obligations hereunder (collectively "Guarantor") becomes insolvent or ceases to do business as a going concern; or (vi) a petition is filed by or against Lessee or any Guarantor under any bankruptcy, insolvency or similar laws and in the event of an involuntary petition, the petition is not dismissed within sixty (60) days of the filing date; or (vii) if Lessee or any Guarantor is a natural person, any death or incompetency of Lessee or such Guarantor; or (viii) there occurs an "Event of Default" under and as defined in any other agreement by and between Lessor and Lessee.

        (b)  Upon the occurrence of any Event of Default and so long as the same shall be continuing, Lessor may, at its option, at any time thereafter, exercise one or more of the following remedies, as Lessor in its sole discretion shall lawfully elect: (i) demand that Lessee immediately pay as liquidated damages, for loss of a bargain and not as a penalty, an amount equal to the Stipulated Loss Value of the Aircraft, computed as of the Basic Term Rent Date prior to such demand together with all Rent and other amounts due and payable for all periods up to and including the Basic Term Rent Date following such demand; (ii) demand that Lessee pay all amounts due for failure to maintain or return the Aircraft as provided herein and cause Lessee to assign to Lessor Lessee's rights under any manufacturer's service program contract or any extended warranty contract in force for the Aircraft;

(iii) proceed by appropriate court action, either at law or in equity, to enforce the performance by Lessee of the applicable covenants of this Lease or to recover damages for breach hereof; (iv) by notice in writing terminate this Lease, whereupon all rights of Lessee to use of the Aircraft or any part thereof shall absolutely cease and terminate, and Lessee shall immediately return the Aircraft in accordance with Section 10, but Lessee shall remain liable as provided in Section 10; (v) request Lessee to return the Aircraft to a designated location in accordance with Section 10; (vi) peacefully enter the premises where the Aircraft may be and take possession of the Aircraft; (vii) sell or otherwise dispose of the Aircraft at private or public sale, in bulk or in parcels, with or without notice, and without having the Aircraft present at the place of sale; (viii) lease or keep idle all or part of the Aircraft; (ix) use Lessee's premises for storage pending lease or sale or for holding a sale without liability for rent or costs; (x) collect from Lessee all costs, charges and expenses, including reasonable legal fees and disbursements, incurred by Lessor by reason of the occurrence of any Event of Default or the exercise of Lessor's remedies with respect thereto; and/or (xi) declare any Event of Default under the terms of this Lease to be an "Event of Default" under and as defined in any other agreement between Lessor and Lessee.

        (c)  Lessor shall have the right to any proceeds of sale, lease or other disposition of the Aircraft, if any, and shall have the right to apply same in the following order of priorities: (i) to pay all of Lessor's costs, charges and expenses incurred in enforcing its rights under this Lease or in taking, removing, holding, repairing, selling, leasing or otherwise disposing of the Aircraft; then, (ii) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee under this Lease; then (iii) to reimburse to Lessee any sums previously paid by Lessee as liquidated damages; and (iv) any surplus shall be paid to Lessee. Lessee shall pay any deficiency in (i) and (ii) immediately.

        (d)  The foregoing remedies are cumulative, and any or all thereof may be exercised instead of or in addition to each other or any remedies at law, in equity, or under statute Waiver of any Event of Default shall not be a waiver of any other or subsequent Event of Default.

12.  NET LEASE:

        Lessee is unconditionally obligated to pay all Rent and other amounts due for the entire Term of this Lease no matter what happens, even if the Aircraft is damaged or destroyed, if it is defective or if Lessee no longer can use it. Lessee is not entitled to reduce or set-off against Rent or other amounts due to Lessor or to anyone to whom Lessor assigns this Lease whether Lessee's claim arises out of this Lease, any statement by Lessor, Lessor's liability or any manufacturers liability, strict liability, negligence or otherwise.

13.  INDEMNIFICATION:

        (a)  Lessee hereby agrees to indemnify Lessor, its agents, employees, successors and assigns (on an after tax basis) from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses, of whatsoever kind and nature arising out of or relating to the Aircraft or this Lease, except to the extent the losses, damages, penalties, injuries, claims, actions, suits or expenses result from Lessor's gross negligence or willful misconduct ("Claims"). This indemnity shall include, but is not limited to, Lessor's strict liability in tort and Claims arising out of (i) the selection, manufacture, purchase, acceptance or rejection of Aircraft, the ownership of the Aircraft during the term of this Lease, and the delivery, lease, possession, maintenance, uses, condition, return or operation of the Aircraft (including, without limitation, latent and other defects, whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement or environmental damage) or (ii) the condition of the Aircraft sold or disposed of after use by Lessee, any sublessee or employees of Lessee. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.

        (b)  All of Lessor's rights, privileges and indemnities contained in this Section 13 shall survive the expiration or other termination of this Lease, The rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.

14.  DISCLAIMER:

        LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE AIRCRAFT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES AND THAT LESSOR IS LEASING THE AIRCRAFT IN AN "AS IS" CONDITION. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE AIRCRAFT LEASED UNDER THIS LEASE OR ANY COMPONENT THEREOF, OR ANY ENGINE INSTALLED THEREON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO CONDITION, AIRWORTHINESS, DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other person with respect to any of the following: (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by the Aircraft, any inadequacy thereof, any deficiency or defect (latent or otherwise) of the Aircraft, or any other circumstance in connection with the Aircraft; (ii) the use, operation or performance of the Aircraft or any risks relating to it; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of the Aircraft. If, and so long as, no Event of Default continues under this Lease, Lessee shall be, and hereby is, authorized during the Term of this Lease to assert and enforce, at Lessee's sole cost and expense, in the name of and for the account of Lessor and/or Lessee, as their interests may appear, whatever claims and rights Lessor may have against any manufacturer or supplier of the Aircraft.

15.  REPRESENTATIONS AND WARRANTIES OF LESSEE:

        Lessee hereby represents, warrants and covenants to Lessor that on the date of this Lease and at all times during the Term of this Lease:

        (a)  Lessee has adequate power and capacity to enter into, and perform under, this Lease and all related documents (together, the "Documents") and is duly qualified to do business wherever necessary to carry on its present business and operations, including the jurisdiction(s) where the Aircraft is or is to have its primary hangar location.

        (b)  The Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws.

        (c)  No approval, consent or withholding of objections is required from any governmental authority or entity with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained.

        (d)  The entry into and performance by Lessee of the Documents will not: (i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee's Certificate of Incorporation or By-Laws; or (ii) result in any breach of, constitute an Event of Default under or result in the creation of any lien, charge, security interest or other encumbrance upon any Aircraft pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Lease) to which Lessee is a party.

        (e)  There are no suits or proceedings pending or, to the best knowledge of Lessee, threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which will have a material adverse effect on the ability of Lessee to fulfill its obligations under this Lease.

        (f)    Each financial statement delivered to Lessor has been prepared in accordance with generally accepted accounting principles consistently applied, and since the date of the most recent financial statement, there has been no material adverse change.

        (g)  Lessee is and will be at all times validly existing and in good standing under the laws of the State of its incorporation (specified in the first sentence of this Lease) and Lessee is and will continue to be a "Citizen of the United States" within the meaning of Section 40102(15) of the FAA. Lessee shall not consolidate, reorganize or merge with any other corporation or entity (in any transaction pursuant to which Lessee is not the surviving entity),or sell, convey, transfer or lease all or substantially all of its property during the Term of this Lease.

        (h)  The chief executive office or chief place of business (as either of such terms is used in Article 9 of the Uniform Commercial Code) of Lessee is located at the address set forth above, and Lessee agrees to give Lessor prior written notice of any relocation of said chief executive office or chief place of business from its present location.

        (i)    A copy of this Lease, and a current and valid AC Form 8050-l will be kept on the Aircraft at all times during the Term of this Lease.

        (j)    Lessee has selected the Aircraft, manufacturer and vendor thereof, and all maintenance facilities required hereby.

        (k)  Lessee shall maintain all logs, books and records (including any computerized maintenance records) pertaining to the Aircraft and engines and their maintenance during the Term in accordance with FAA rules and regulations.

        (l)    Lessee shall not operate the Aircraft under Part 135 of the Federal Aviation Regulations without the prior written approval of Lessor.

        (m)  Lessee shall notify the local Flight Standards District Office of the FAA forty-eight (48) hours prior to the first flight of the Aircraft under this Lease.

        (n)  Throughout the Term of this Lease, Lessee will not use or operate and will not permit the Aircraft to be used or operated "predominately" outside the United States as that phrase is used in Section 168(g)(1)(A) of the Internal Revenue Code of 1986, as amended.

        (o)  Lessee agrees that it will at all times maintain the following:

    (i)
    a ratio of EBITDA to Interest Expense of not less the ratio set forth below during the period corresponding thereto (to be measured as of the last day of any applicable fiscal quarter of Lessee):

Period	Ratio
At all times from the date hereof through 1/31/03	2.25 to 1.0
At all times thereafter through 1/31/04	2.50 to 1.0
At all times thereafter through 1/31/05	2.75 to 1.0
At all times thereafter	3.00 to 1.0; and

    (ii)
    a ratio of EBITDA to Total Debt of not less the ratio set forth below during the period corresponding thereto (to be measured as of the last day of any applicable fiscal quarter of Lessee):

Period	Ratio
At all times from the date hereof through 4/30/02	5.25 to 1.0
At all times thereafter through 1/31/03	5.50 to 1.0
At all times thereafter through 4/30/03	5.00 to 1.0
At all times thereafter through 7/31/03	4.75 to 1.0
At all times thereafter through 7/31/04	4.50 to 1.0
At all times thereafter	4.25 to 1.0.

    (iii)
    For purposes of this subsection (o), the capitalized terms used above, as well as any defined terms used therein or otherwise used to determine the above capitalized terms (herein, the "Financial Covenant Definitions"), shall have the meanings given in Lessee's Revolving Loan Agreement among Lessee, CITICORP USA, INC. and BANKERS TRUST COMPANY, as Syndication Agents, BANK OF AMERICA, N.A., as Administrative Agent and Issuing Lender, BANC OF AMERICA SECURITIES LLC and SALOMON SMITH BARNEY INC., as Lead Arrangers and Book Managers, and the Lenders, Co-Documentation Agents, Senior Managing Agents and Co-Agent named therein, dated as of August 22, 2001 (herein, the "Lessee Credit Agreement"), as such Lessee Credit Agreement is in effect on the date of this Lease. Lessee hereby agrees that no amendment to the Lessee Credit Agreement in respect of the Financial Covenant Definitions shall have any force or effect hereunder unless and until such proposed amendment is delivered in writing to Lessor and Lessor consents thereto in writing.

16.  OWNERSHIP FOR TAX PURPOSES; GRANT OF SECURITY INTEREST; USURY SAVINGS:

        (a)  It is the intention of the parties that this Lease constitutes a financing by the Lessor to the Lessee and preserves the beneficial ownership of the Aircraft in Lessee. For income tax, sales tax and personal property tax purposes, the parties hereto agree that it is their mutual intention that Lessee shall be considered the owner of the Aircraft. Accordingly, Lessor agrees (i) to treat Lessee as the owner of the Aircraft on its federal income tax return, (ii) not to take actions or positions inconsistent with such treatment on or with respect to its federal income tax return, and (iii) not to claim any tax benefits available to an owner of the Aircraft on or with respect o its federal income tax return. The foregoing undertakings by Lessor shall not be violated by Lessor's taking a tax position inconsistent with the forgoing sentence to the extent such a position is required by law or is taken through inadvertence so long as such inadvertent tax position is reversed by Lessor promptly upon its discovery. Lessor shall in no event be liable to Lessee if Lessee fails to secure any of the tax benefits available to the owner of the Aircraft.

        (b)  Lessee hereby grants Lessor a first security interest in the Aircraft and the Engines, together with all equipment, avionics, accessories, substitutes, or replacement parts, spare parts, appurtenances and appliances upon or within the Aircraft or attached thereto, whether or not furnished by the manufacturer or vendor of the Aircraft, including, without limitation, all logs, manuals, and records pertaining to the construction, modification, inspection, repair and operation of the Airframe, or any Engine or part, and all insurance and other proceeds and products of any of the foregoing, free and clear of all liens, security interests and/or encumbrances whatsoever.

        (c)  It is the intention of the parties hereto to comply with any applicable usury laws to the extent that this Lease is determined to be subject to such laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in the Lease, in no event shall the Lease require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received under the Lease, or in the event that all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under the Lease shall exceed the maximum amount of interest permitted by applicable law, then in such event (a) the provisions of this paragraph shall govern and control, (b) neither Lessee nor any other person or entity now or hereafter liable for any payment required hereunder shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law, (c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to Lessee, at the option of the Lessor, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under the Lease which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Lessee or otherwise by Lessor in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for Lessor to receive a greater interest per annum rate than is presently allowed, the Lessee agrees that, on the effective date of such amendment or preemption, as the case may be, the lawful maximum hereunder shall be increased to the maximum interest per annum rate allowed by the amended state law or the law of the United States of America.

17.  EARLY TERMINATION:

        (a)  On or after the First Termination Date (specified in Annex B), Lessee may, so long as no Event of Default exists, terminate this Lease as of a Rent Payment Date ("Termination Date"). Lessee must give Lessor at least thirty (30) days prior written notice of the termination.

        (b)  Lessee shall, and Lessor may, solicit cash bids for the Aircraft on an AS IS, WHERE IS basis without recourse to or warranty from Lessor, express or implied ("AS IS BASIS"). Prior to the Termination Date, Lessee shall, (i) certify to Lessor any bids received by Lessee; and (ii) pay to Lessor, (a) the Termination Value (calculated as of the Termination Date) for the Aircraft; and (b) all Rent and other sums due and unpaid as of the Termination Date. Neither Lessee nor its agents shall be permitted to bid.

        (c)  If all amounts due hereunder have been paid on the Termination Date, Lessor shall (i) sell the Aircraft on an AS IS BASIS for cash to the highest bidder; and (ii) refund the proceeds of such sale (net of any related expenses) to Lessee. If such sale is not consummated, no termination shall occur and Lessor shall refund the Termination Value (less any expenses incurred by Lessor) to Lessee.

        (d)  Notwithstanding the foregoing, Lessor may elect by written notice, at any time prior to the Termination Date, not to sell the Aircraft. In that event, on the Termination Date Lessee shall: (i) return the Aircraft (in accordance with Section 10); and (ii) pay to Lessor all amounts required under Section 17(b) less the amount of the highest bid certified by Lessee to Lessor.

18.  EARLY PURCHASE OPTION:

        (a)  On the Early Purchase Option Date (specified in Annex B), Lessee may, so long as no Event of Default exists and this Lease has not been earlier terminated, purchase the Aircraft on an AS IS BASIS for cash equal to the Early Purchase Option Price (specified on Annex B), plus all applicable sales taxes, if any. Lessee must give Lessor at least thirty (30) days, but not more than ninety (90) days, prior written notice of the purchase.

        (b)  If Lessee has elected to purchase the Aircraft, then on the Early Purchase Option Date Lessee shall pay to Lessor the Early Purchase Option Price (plus all applicable sales taxes) together with any rent and other sums due and unpaid on the Early Purchase Option Date.

19.  END OF LEASE OPTIONS AND OBLIGATIONS:

        (a)  At the end of the Basic Term, so long as this Agreement has not been earlier terminated, Lessee shall exercise one of the following options:

          (1)  Renewal Option: Renew the Term of the Lease for an additional term of twelve (12) months (the "First Renewal Term") at the applicable Renewal Term Rent amount, to be paid in arrears on the same day of each month on which the Basic Term Rent was paid; OR

          (2)  Purchase or Return: Upon written notice delivered to Lessor at least 180 days but no more than 270 days prior to the Basic Term expiration date, and so long as there exists no Event of Default, Lessee shall have the option to (A) purchase the Aircraft on an AS IS BASIS, for a cash price equal to the applicable Estimated Residual Value (specified on Schedule 2 to Annex B), plus applicable taxes, or (B) subject to the terms and conditions set out in Section 19(d) below, return the Aircraft to Lessor. If Lessee elects to purchase the Aircraft, then on the Basic Term expiration date, Lessee shall pay to Lessor the applicable Estimated Residual Value (specified on Schedule 2 to Annex B) (plus applicable taxes) and all other sums due and unpaid on such date (including but not limited to the last scheduled payment of Basic Term Rent). If all of the terms and conditions of this paragraph are not fulfilled, this Lease shall continue in full force and effect as if the Renewal Option had been elected, and Lessee shall continue to be liable for all obligations thereunder, including, without limitation, the obligation to continue paying rent.

        (b)  At the end of the First Renewal Term, so long as this Agreement has not been earlier terminated, Lessee shall exercise one of the following options:

          (1)  Renewal Option: Renew the Term of the Lease for an additional term of twelve (12) months (the "Second Renewal Term") at the applicable Renewal Term Rent amount, to be paid in arrears on the same day of each month on which the Basic Term Rent was paid; OR

          (2)  Purchase or Return: Upon written notice delivered to Lessor at least 180 days but no more than 270 days prior to the First Renewal Term expiration date, and so long as there exists no Event of Default, Lessee shall have the option to (A) purchase the Aircraft on an AS IS BASIS, for a cash price equal to the applicable Estimated Residual Value (specified on Schedule 2 to Annex B), plus applicable taxes, or (B) subject to the terms and conditions set out in Section 19(d) below, return the Aircraft to Lessor. If Lessee elects to purchase the Aircraft, then on the First Renewal Term expiration date, Lessee shall pay to Lessor the applicable Estimated Residual Value (specified on Schedule 2 to Annex B) (plus applicable taxes) and all other sums due and unpaid on such date (including but not limited to the last scheduled payment of First

  Renewal Term Rent). If all of the terms and conditions of this paragraph are not fulfilled, this Lease shall continue in full force and effect as if the Renewal Option had been elected, and Lessee shall continue to be liable for all obligations thereunder, including, without limitation, the obligation to continue paying rent.

        (c)  At the end of the Second Renewal Term, so long as this Agreement has not been earlier terminated, Lessee shall exercise one of the following options:

          (1)  Extension Option: Renew the Term of the Lease for an additional term of twelve (12) months (the "Extension Term") at a monthly rental amount to be paid in arrears on the same day of each month on which the Basic Term Rent was paid, and calculated as the product of (i) the Capitalized Lessor's Cost, times (ii) a lease rate factor calculated by Lessor, which when so multiplied times the Capitalized Lessor's Cost, will result in a product that is equal to the amount necessary to fully repay to Lessor any Unamortized Principal Balance (as specified on the Amortization Table attached as Schedule 1 to Annex B) (determined as of the Second Renewal Term expiration date) together with interest thereon at the Extension Term Interest Rate (specified on Annex B), in twelve (12) equal monthly installments. At the end of the Extension Term, Lessee shall purchase all, but not less than all, of the Aircraft for One Dollar ($1.00) cash, together with all rent and other sums then due on such date, plus all taxes and charges upon transfer and all other reasonable and documented expenses incurred by Lessor in connection with such transfer. Upon satisfaction of the foregoing conditions, Lessor will transfer, on an AS IS BASIS, all of Lessor's interest in the Aircraft; OR

          (2)  Purchase or Return: Upon written notice delivered to Lessor at least 180 days but no more than 270 days prior to the Second Renewal Term expiration date, and so long as there exists no Event of Default, Lessee shall have the option to (A) purchase the Aircraft on an AS IS BASIS, for a cash price equal to the applicable Estimated Residual Value (specified on Schedule 2 to Annex B), plus applicable taxes, or (B) subject to the terms and conditions set out in Section 19(d) below, return the Aircraft to Lessor. If Lessee elects to purchase the Aircraft, then on the Second Renewal Term expiration date, Lessee shall pay to Lessor the applicable Estimated Residual Value (specified on Schedule 2 to Annex B) (plus applicable taxes) and all other sums due and unpaid on such date (including but not limited to the last scheduled payment of Second Renewal Term Rent). If all of the terms and conditions of this paragraph are not fulfilled, this Lease shall continue in full force and effect as if the Extension Option had been elected, and Lessee shall continue to be liable for all obligations thereunder, including, without limitation, the obligation to continue paying rent.

        (d)  If at the expiration of the Basic Term, the First Renewal Term or the Second Renewal Term, as the case may be, Lessee elects to return the Aircraft to Lessor, then Lessee shall immediately return the Aircraft to Lessor in the condition and manner required by Section 10 and otherwise under this Lease and pay to Lessor in cash an amount equal to the applicable Estimated Residual Value (specified on Schedule 2 to Annex B), whereupon Lessee and Lessor shall arrange for the commercially reasonable sale, scrap or other disposition of the Aircraft on an AS IS BASIS. Upon such sale, scrap or other disposition of the Aircraft and Lessor's receipt of the Realized Value (as defined below) in available funds, and provided there exists no Event of Default, Lessor will pay to Lessee the greater of (i) the applicable Lessor's Residual Risk Amount (specified on Schedule 2 to Annex B) less remarketing costs, or (ii) the Realized Value. As used herein, "Realized Value" means the net cash proceeds realized by Lessor from sale, scrap or other disposition of the Aircraft after deduction of (x) expenses of such sale, if any, and (y) all sums due under the Lease as of the Basic Term expiration date, the First Renewal Term expiration date, or the Second Renewal Term expiration date, as the case may be, that remain unpaid as of the date of the sale.

20.  EXCHANGE OPTION.

        (a)  SO LONG AS NO EVENT OF DEFAULT EXISTS AND THE LEASE HAS NOT BEEN EARLIER TERMINATED, AND SUBJECT TO THE CONDITIONS SET FORTH IN SUBSECTION (b) BELOW, Lessee may, as of any rental payment date during the Basic Term of the Lease, upon at least ninety (90) days prior written notice (the "Notice") to Lessor, elect to exchange the Aircraft (the "Old Aircraft") for another Aircraft (the "New Aircraft"), by terminating the Lease and entering into a new lease (the "New Lease") with respect to the New Aircraft. The Notice shall be sent to the attention of Lessor's Asset Management Organization, 44 Old Ridgebury Road, Danbury, CT 06810-5105.

        (b)  Lessor's obligation to purchase the New Aircraft from the manufacturer or supplier thereof (the "Supplier") or from Lessee (if Lessee has purchased the New Aircraft from the Supplier thereof) and to lease the same to Lessee under the New Lease shall be subject to each of the following conditions: (i)  Lessor's receipt of current financial information relating to Lessee and any guarantor of Lessee's obligations; (ii) Lessor's approval, in its sole and absolute discretion, of the creditworthiness and business operations of Lessee and any such guarantor; (iii) Lessor's approval, in its sole and absolute discretion, of the New Aircraft (including but not limited to its make, model, condition, fair market value, and anticipated future value); (iv) Lessor's receipt of an amount (to be agreed upon by Lessor and Lessee) sufficient to terminate the Lease; (v) Lessee's execution and delivery to Lessor of the New Lease, setting forth terms and conditions agreed upon by Lessor and Lessee; and (vi) the execution and delivery to Lessor of such other documents as Lessor shall require. Without limiting the foregoing, if Lessor and Lessee are, for any reason whatsoever, unable to agree upon the termination value described in subsection (iv) above and/or the terms and conditions of the New Lease, then this Exchange Option shall be deemed cancelled and the Lease shall continue in full force and effect.

21.  MISCELLANEOUS:

        (a)  LESSEE AND LESSOR HEREBY UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LEASE, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR IN CONNECTION WITH THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LEASE, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS LEASE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

        (b)  The Aircraft shall remain Lessor's property unless Lessee purchases the Aircraft from Lessor, and until such time Lessee shall only have the right to use the Aircraft as a lessee. Any cancellation or termination by Lessor of this Lease, pursuant to the provisions of this Lease, shall not release Lessee from any then outstanding obligations to Lessor hereunder.

        (c)  Time is of the essence of this Lease. Lessee agrees, upon Lessor's request, to execute any instrument necessary or expedient for filing, recording or perfecting the interest of Lessor. All notices required to be given hereunder shall be deemed adequately given if delivered in hand or sent by registered or certified mail to the addressee at its address stated herein, or at such other place as such addressee may have designated in writing. This Lease and any Annexes hereto constitute the entire agreement of the parties with respect to the subject matter hereof, and all Annexes referenced herein are incorporated herein by reference. NO VARIATION OR MODIFICATION OF THIS LEASE OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF EACH PARTY TO THIS LEASE. This Agreement may be executed in counterparts which collectively will constitute one document.

        (d)  If Lessee does not comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part. All reasonable amounts spent and obligations incurred or assumed by Lessor in effecting such compliance shall constitute additional Rent due to Lessor. Lessee shall pay the additional Rent within five day after the date Lessor sends notice to Lessee requesting payment. Lessors effecting such compliance shall not be a waiver of any Event of Default.

        (e)  Any Rent or other amount not paid to Lessor when due shall bear interest from the due date until paid, at the lesser of eighteen percent (18%) per annum or the maximum rate allowed by law. Any provisions in this Lease which are in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

        (f)    THIS LEASE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE AIRCRAFT.

22.  TRUTH-IN-LEASING:

        (a)  LESSEE HAS REVIEWED THE AIRCRAFT'S MAINTENANCE AND OPERATING LOGS SINCE ITS DATE OF MANUFACTURE AND HAS FOUND THAT THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS. LESSEE CERTIFIES THAT THE AIRCRAFT PRESENTLY COMPLIES WITH THE APPLICABLE MAINTENANCE AND INSPECTION REQUIREMENTS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS.

        (b)  LESSEE CERTIFIES THAT LESSEE, AND NOT LESSOR, IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS LEASE DURING THE TERM HEREOF. LESSEE FURTHER CERTIFIES THAT LESSEE UNDERSTANDS ITS RESPONSIBILITY FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

        (c)  LESSEE CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE. LESSEE UNDERSTANDS THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE, OR AIR CARRIER DISTRICT OFFICE.

        [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, Lessee and Lessor have caused this Lease to be executed by their duly authorized representatives as of the date first above written.

LESSOR:		LESSEE:
General Electric Capital Corporation		MANDALAY RESORT GROUP
By:	STEPHEN B. PETERSON	By:

Title:	Sr. Risk Analyst	Title:

ANNEX A
Description of Aircraft, Lessor's Cost, and Aircraft Markings

I.	Description	Cost:
	Cessna, Model 560 Aircraft which consists of the following components:	$5,525,000.00
	(a) Airframe bearing FAA Registration Mark N117MR and Manufacturer's Serial No. 560;

	(b) Two (2) Pratt & Whitney JT 15D-5D engines bearing Manufacturer's Serial Nos. 5000034 and 5000062 respectively (each of which has 750 or more rated takeoff horsepower or the equivalent of such horsepower);
	(c) N/A propellers bearing, respectively bearing, Manufacturer's Serial Nos. and, each being rated as follows:
	(d) Standard accessories and optional equipment and such other items fitted or installed on the Aircraft and set forth hereinafter:

	(e) Those items of Lessee Furnished Equipment described in a bill of sale or bills of sale therefor (copies of which are appended hereto), delivered by Lessee to Lessor which constitute appliances and equipment which will be installed on the Aircraft;
	(f) Sales Tax	$0.00
	(g) Other	$0.00
	Capitalized Lessor's Cost	$5,525,000.00
II.	Aircraft Markings (referenced in the MAINTENANCE Section of Lease)
	(a) Four-by-six inch plaque to be maintained in cockpit and affixed in conspicuous position stating:
	General Electric Capital Corporation, Lessor and Lienholder.
	, Lessee under a certain Lease dated as of , has operational control of this aircraft.
	(b) Similar markings shall be permanently affixed to each engine.

Initials:

Lessee:	GLENN SCHAEFFER	Lessor:	STEPHEN B. PETERSON

ANNEX B
DATED THIS
TO AIRCRAFT LEASE AGREEMENT
DATED AS OF

Lessor & Mailing Address:	Lessee & Mailing Address:
General Electric Capital Corporation	Mandalay Resort Group
44 Old Ridgebury Road	3950 Las Vegas Blvd. South,
Danbury, CT 06810-5105	Las Vegas, NV 89119

Capitalized terms not defined herein shall have the meanings assigned to them in the Aircraft Lease Agreement identified above.

A.    Aircraft.

        Pursuant to the terms of the Lease, Lessor agrees to acquire and lease to Lessee the Aircraft described on Annex A to the Lease.

B.    Financial Terms.

1.	Advance Rent (if any):	(a) Amount: $0.00
(b) Due Date: N/A.
2.	Capitalized Lessor's Cost:	$5,525,000.00
3.	Basic Term Commencement Date:	December 27, 2001.
4.	Basic Term:	Thirty Six (36) months plus one day.
5.	First Basic Term Rent Date:	February 01, 2002.
6.	Basic Term Rent Dates:	First (1st) day of each month.
7.	First Termination Date:	One (1) month after the Basic Term Commencement Date.
8.	Last Basic Term Rent Date:	February 01, 2005.
9.	Last Delivery Date:	December 31, 2001
10.	Primary Hangar Location:	.
11.	Supplier:	Mandalay Resort Group.
12.	Lessee Federal Tax ID No.:	.
13.	Early Purchase Option:	Option Date: N/A.
Option Price $N/A.
14.	Expiration Date:	N/A.
15.	Estimated Residual Value:	See Schedule 2 to this Annex B.
16.	Lessor's Residual Risk Amount:	See Schedule 2 to this Annex B.
17.	Daily Lease Rate Factor:	0.01526%.
18.	[INTENTIONALLY LEFT BLANK]
19.	[INTENTIONALLY LEFT BLANK].
20.	Extension Term Interest Rate:	A per annum rate equal to four hundred twenty five (425) basis points over the then current yield to maturity of U.S. Treasury Notes having a one year maturity

C.    Term and Rent.

          1.    Interim Rent. For the period from and including the Commencement Date to the Basic Term Commencement Date ("Interim Period"), Lessee shall pay as Rent ("Interim Rent") for each unit of Aircraft, the product of the Daily Lease Rate Factor times the Capitalized Lessor's Cost of such unit times the number of days in the Interim Period. Interim Rent shall be due on February 01, 2002.

          2.    Basic Term and Renewal Term Rent. Commencing on February 01, 2002, and on the same day of each month thereafter (each, a "Rent Payment Date") during the Basic Term ("Basic Term Rent") and each of the First and Second Renewal Terms, as applicable ("Renewal Term Rent"), Lessee shall pay as Rent monthly installments of principal in arrears, each installment in the principal amount specified on the Amortization Table attached to this Annex B as Schedule 1, together with interest on the Unamortized Principal Balance as of the immediately preceding Rent Payment Date (after application of the Rent paid on such date) at the Interest Rate for the Interest Period following such immediately preceding Rent Payment Date. Interest shall be calculated on the basis of a 360 day year for the actual number of days elapsed. Said Rent consists of principal and interest components, such principal components being as provided in the Amortization Table attached to this Annex B as Schedule 1.

        As used herein, the following terms shall have the following meanings:

        "Interest Period" shall mean the period beginning on the Lease Commencement Date to and including the last day of the month immediately preceding the first Rent Payment Date; and thereafter from the first day of the month that includes the most recent Rent Payment Date to and including the last day of the month immediately preceding the subsequent Rent Payment Date.

        "Interest Rate" shall mean that percentage per annum calculated as the sum of (a) the LIBOR Rate redetermined monthly, plus (b) three hundred twenty-five (325) basis points.

        "LIBOR Rate" shall mean, with respect to any Interest Period occurring during the term of the Lease, an interest rate per annum equal at all times during such Interest Period to the quotient of (1) the rate per annum as determined by Lessor at which deposits of U.S. Dollars in immediately available and freely transferable funds are offered at 11:00 a.m. (London, England time) two (2) Business Days before the commencement of such Interest Period to major banks in the London interbank market for a period of ninety (90) days and in an amount equal or comparable to the Unamortized Principal Balance, divided by (2) a number equal to 1.00 minus the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the LIBOR Reserve Requirements current on the date three (3) Business Days prior to the first day of the Interest Period.

        "LIBOR Reserve Requirements" shall mean the daily average for the applicable Interest Period of the maximum rate applicable to Lessor or its participants or assignees, if any, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on "Eurocurrency liabilities", as defined in such Board's Regulation D (or in respect of any other category of liabilities that include deposits by reference to which the interest rates on Eurodollar loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any lender to United States residents), having a term equal to such Interest Period, subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.

        If at any time Lessor (or any participant or assignee of Lessor, if any), determines that either adequate and reasonable means do not exist for ascertaining the LIBOR Rate, or it becomes impractical for Lessor or any such participant or assignee of Lessor, to obtain funds to make or maintain the financing hereunder with interest at the LIBOR Rate, or Lessor or any such participant or assignee of Lessor shall have determined that the LIBOR Rate will not adequately and fairly reflect the cost to Lessor or any such participant or assignee of Lessor,of making, maintaining, or funding the transaction hereunder at the LIBOR Rate, or Lessor or any such participant or assignee of Lessor reasonably determines that, as a result of changes to applicable law after the date of execution of the Agreement, or the adoption or making after such date of any interpretations, directives or regulations (whether or not having the force of law) by any court, governmental authority or reserve bank charged with the interpretation or administration thereof, it shall be or become unlawful or impossible to make, maintain, or fund the transaction hereunder at the LIBOR Rate, then Lessor promptly shall give notice to Lessee of such determination, and Lessor and Lessee shall negotiate in good faith a mutually acceptable alternative method of calculating the Interest Rate and shall execute and deliver such documents as reasonably may be required to incorporate such alternative method of calculating the Interest Rate in this Schedule, within thirty (30) days after the date of Lessor's notice to Lessee. If the parties are unable mutually to agree to such alternative method of calculating the Interest Rate in a timely fashion, on the Rent Payment Date next succeeding the expiration of such thirty (30) day period Lessee shall purchase all (but not less than all) of the Aircraft and shall pay to Lessor, in cash, the purchase price for the Aircraft so purchased, determined as hereinafter provided. The purchase price of the Aircraft shall be an amount equal to the Stipulated Loss Value of such Aircraft calculated in accordance with Annex F as of the date of payment, together with all rent and other sums then due on such date, plus all taxes and charges upon sale and all other reasonable and documented expenses incurred by Lessor in connection with such sale. Upon satisfaction of the conditions specified in this paragraph, Lessor will transfer, on an AS IS BASIS, all of Lessor's interest in and to the Aircraft. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of the Aircraft and other matters. Upon satisfaction of the conditions specified in this paragraph, Lessor shall execute and deliver to Lessee such Uniform Commercial Code statements of termination as reasonably may be required in order to terminate any interest of Lessor in and to the Aircraft.

          3.    If the Interim Rent Payment Date or any Rent Payment Date is not a Business Day, the Rent otherwise due on such date shall be payable on the immediately preceding Business Day. As used herein, "Business Day" shall mean any day other than Saturday, Sunday, and any day on which banking institutions located in the State of Connecticut are authorized by law or other governmental action to close.

D.    [INTENTIONALLY LEFT BLANK]

E.    Insurance.

          1.    Public Liability: $50,000,000.00 total liability per occurrence.

          2.    Casualty and Property Damage: An amount equal to the higher of the Stipulated Loss Value or the full replacement cost of the Aircraft.

F.    Additional Maintenance Requirements.

G.    Amendments to Lease.

        Except as expressly modified hereby, all terms and provisions of the Lease shall remain in full force and effect. This Annex B is not binding or effective with respect to the Lease or Aircraft until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee, respectively.

        IN WITNESS WHEREOF, Lessee and Lessor have caused this Annex B to be executed by their duly authorized representatives as of the date first above written.

LESSOR:		LESSEE:
General Electric Capital Corporation		Mandalay Resort Group
By:	STEPHEN B. PETERSON	By:	GLENN SCHAEFFER
Name:	Stephen B. Peterson	Name:	Glenn Schaeffer
Title:	Sr. Risk Analyst	Title:	President

Schedule 1
To Annex B

AMORTIZATION TABLE

RENT PAYMENT DATE	PRINCIPAL*	UNAMORTIZED PRINCIPAL BALANCE*
Payment Number	Beginning Balance	Takedowns	Debt Service	Interest At 5.35000%	Principal	Ending Balance
01	5,525,000.00	0.00	88,579.05	24,632.29	63,946.76	5,461,053.24
02	5,461,053.24	0.00	88,293.96	24,347.20	63,946.76	5,397,106.48
03	5,397,106.48	0.00	88,008.86	24,062.10	63,946.76	5,333,159.72
04	5,333,159.72	0.00	87,723.76	23,777.00	63,946.76	5,269,212.96
05	5,269,212.96	0.00	87,438.67	23,491.91	63,946.76	5,205,266.20
06	5,205,266.20	0.00	87,153.57	23,206.81	63,946.76	5,141,319.44
07	5,141,319.44	0.00	86,868.48	22,921.72	63,946.76	5,077,372.68
08	5,077,372.68	0.00	86,583.38	22,636.62	63,946.76	5,013,425.92
09	5,013,425.92	0.00	86,298.28	22,351.52	63,946.76	4,949,479.17
10	4,949,479.17	0.00	86,013.19	22,066.43	63,946.76	4,885,532.41
11	4,885,532.41	0.00	85,728.09	21,781.33	63,946.76	4,821,585.65
12	4,821,585.65	0.00	85,443.00	21,496.24	63,946.76	4,757,638.89
13	4,757,638.89	0.00	85,157.90	21,211.14	63,946.76	4,693,692.13
14	4,693,692.13	0.00	84,872.80	20,926.04	63,946.76	4,629,745.37
15	4,629,745.37	0.00	84,587.71	20,640.95	63,946.76	4,565,798.61
16	4,565,798.61	0.00	84,302.61	20,355.85	63,946.76	4,501,851.85
17	4,501,851.85	0.00	84,017.52	20,070.76	63,946.76	4,437,905.09
18	4,437,905.09	0.00	83,732.42	19,785.66	63,946.76	4,373,958.33
19	4,373,958.33	0.00	57,868.62	19,500.56	38,368.06	4,335,590.28
20	4,335,590.28	0.00	57,697.56	19,329.51	38,368.06	4,297,222.22
21	4,297,222.22	0.00	57,526.51	19,158.45	38,368.06	4,258,854.16
22	4,258,854.16	0.00	57,355.45	18,987.39	38,368.06	4,220,486.11
23	4,220,486.11	0.00	57,184.39	18,816.33	38,368.06	4,182,118.05
24	4,182,118.05	0.00	57,013.33	18,645.28	38,368.06	4,143,750.00
25	4,143,750.00	0.00	56,842.27	18,474.22	38,368.06	4,105,381.94
26	4,105,381.94	0.00	56,671.22	18,303.16	38,368.06	4,067,013.89
27	4,067,013.89	0.00	56,500.16	18,132.10	38,368.06	4,028,645.83
28	4,028,645.83	0.00	56,329.10	17,961.05	38,368.06	3,990,277.78
29	3,990,277.78	0.00	56,158.04	17,789.99	38,368.06	3,951,909.72
30	3,951,909.72	0.00	55,986.99	17,618.93	38,368.06	3,913,541.67
31	3,913,541.67	0.00	55,815.93	17,447.87	38,368.06	3,875,173.61
32	3,875,173.61	0.00	55,644.87	17,276.82	38,368.06	3,836,805.55
33	3,836,805.55	0.00	55,473.81	17,105.76	38,368.06	3,798,437.50
34	3,798,437.50	0.00	55,302.76	16,934.70	38,368.06	3,760,069.44
35	3,760,069.44	0.00	55,131.70	16,763.64	38,368.06	3,721,701.39
36	3,721,701.39	0.00	54,960.64	16,592.59	38,368.06	3,683,333.33
37	3,683,333.33	0.00	54,789.58	16,421.53	38,368.06	3,644,965.28
38	3,644,965.28	0.00	54,618.53	16,250.47	38,368.06	3,606,597.22
39	3,606,597.22	0.00	54,447.47	16,079.41	38,368.06	3,568,229.17
40	3,568,229.17	0.00	54,276.41	15,908.36	38,368.06	3,529,861.11

41	3,529,861.11	0.00	54,105.35	15,737.30	38,368.06	3,491,493.05
42	3,491,493.05	0.00	53,934.30	15,566.24	38,368.06	3,453,125.00
43	3,453,125.00	0.00	53,763.24	15,395.18	38,368.06	3,414,756.94
44	3,414,756.94	0.00	53,592.18	15,224.13	38,368.06	3,376,388.89
45	3,376,388.89	0.00	53,421.12	15,053.07	38,368.06	3,338,020.83
46	3,338,020.83	0.00	53,250.07	14,882.01	38,368.06	3,299,652.78
47	3,299,652.78	0.00	53,079.01	14,710.95	38,368.06	3,261,284.72
48	3,261,284.72	0.00	52,907.95	14,539.89	38,368.06	3,222,916.67
49	3,222,916.67	0.00	52,736.89	14,368.84	38,368.06	3,184,548.61
50	3,184,548.61	0.00	52,565.84	14,197.78	38,368.06	3,146,180.56
51	3,146,180.56	0.00	52,394.78	14,026.72	38,368.06	3,107,812.50
52	3,107,812.50	0.00	52,223.72	13,855.66	38,368.06	3,069,444.44
53	3,069,444.44	0.00	52,052.66	13,684.61	38,368.06	3,031,076.39
54	3,031,076.39	0.00	51,881.60	13,513.55	38,368.06	2,992,708.33
55	2,992,708.33	0.00	51,710.55	13,342.49	38,368.06	2,954,340.28
56	2,954,340.28	0.00	51,539.49	13,171.43	38,368.06	2,915,972.22
57	2,915,972.22	0.00	51,368.43	13,000.38	38,368.06	2,877,604.17
58	2,877,604.17	0.00	51,197.37	12,829.32	38,368.06	2,839,236.11
59	2,839,236.11	0.00	51,026.32	12,658.26	38,368.06	2,800,868.06
60	2,800,868.06	0.00	2,813,355.26	12,487.20	2,800,868.06	0.00
Initials:

	Lessor	Lessee

(1)
*The Principal, Interest and Unamortized Principal Balance as of any Rent Payment Date shall be equal to the Capitalized Lessor's Cost of such unit multiplied by the appropriate percentage derived from the above table

SCHEDULE 2
TO ANNEX B

OPTION DATE	ESTIMATED RESIDUAL VALUE (as % of Capitalized Lessor's Cost)	LESSOR'S RESIDUAL RISK AMOUNT (as % of Capitalized Lessor's Cost)
End of Basic Term	67.33	11.73
End of First Renewal Term	58.89	7.10
End of Second Renewal Term	50.00	6.21

ANNEX C
BILL OF SALE

        Mandalay Resort Group (the "Seller"), in consideration of the sum of Five Million Five Hundred Twenty Five Thousand and 00/100 Dollars ($5,525,000.00) paid by General Electric Capital Corporation (the "Buyer"), receipt of which is acknowledged, hereby grants, sells, assigns, transfers and delivers to Buyer all of Seller's right, title and interest in the Aircraft and related equipment (collectively, the "Aircraft") more particularly described on Annex A hereto, in an AS-IS, WHERE-IS condition, with no warranties, express or implied, of any kind or nature, except that Seller warrants to Buyer that (i) Seller has the right to, and does hereby, sell and convey all of its interest in the Aircraft to Buyer, and (ii) the Aircraft is free and clear of all liens, claims and encumbrances, other than the security interest granted to Buyer pursuant to that certain Aircraft Lease Agreement, dated                        (the "Lease Agreement").

        Buyer and Seller agree and acknowledge that the sale and conveyance contemplated hereby is solely for the purpose of granting to Buyer a security interest in the Aircraft. Seller shall retain legal title to the Aircraft, and Seller shall remain in possession of the Aircraft subject to the terms and conditions of the Lease Agreement.

        IN WITNESS WHEREOF, Seller has executed this Bill of Sale this                        day of                        , 2001.

SELLER:	BUYER:
Mandalay Resort Group	General Electric Capital Corporation
By: GLENN SCHAEFFER	By: STEPHEN B. PETERSON
Title: President	Title: Sr. Risk Analyst

ANNEX E
CERTIFICATE OF ACCEPTANCE

        AIRCRAFT LEASE AGREEMENT dated as of                        (the "Lease"), between General Electric Capital Corporation, as lessor (the "Lessor"), and Mandalay Resort Group, as lessee (the "Lessee").

A.
The Aircraft: Lessee hereby certifies that the Aircraft as set forth and described in Annex A hereto has been delivered to Lessee, inspected by Lessee, found to be in good order and fully equipped to operate as required under applicable law for its intended purpose, and is, on the date set forth below, preowned and used and fully and finally accepted under the Lease.

B.
Representations by Lessee: Lessee hereby represents and warrants to Lessor that on the date hereof:

(1)
The representations and warranties of Lessee set forth in the Lease and all certificates and opinions delivered in connection therewith were true and correct in all respects when made and are true and correct as of the date hereof.

(2)
Lessee has satisfied or complied with all conditions precedent and requirements set forth in the Lease, which are required to be or to have been satisfied or complied with on or prior to the date hereof.

(3)
No Default or Event of Default under the Lease has occurred and is continuing on the date hereof.

(4)
Lessee has obtained, and there are in full force and effect, such insurance policies with respect to the Aircraft, as are required to be obtained under the terms of the Lease.

(5)
Lessee has furnished no equipment for the Aircraft other than as sold to Lessor and as stated on Annex A hereto or permitted as an addition thereto pursuant to the Lease.

(6)
The Lessee has undertaken, at Lessee's expense, a survey of the Aircraft completed by a consultant named by Lessor, which survey includes (i) a complete inventory of the Aircraft, including, without limitation, engines, spare parts and avionics, (ii) review of all operating and maintenance logs (including any computerized program under which the Aircraft has been maintained); (iii) physical inspection of the Aircraft (including a demonstration of flight); and (iv) an analysis of the cost of the Aircraft as compared to similarly equipped Aircraft of same model and approximately the same age, airframe, engine hours and over all condition. Such survey and its availability to Lessee shall not constitute any representation or warranty by Lessor to Lessee of any kind with respect to the Aircraft, its condition or otherwise.

(7)
A report of the results of the survey required by paragraph 6 above, has been delivered to Lessor and since the date thereof, there has not occurred any material change in the configuration or condition of the Aircraft (except such modifications or repairs specified in such survey as being necessary to undertake) and neither engine has accrued more than fifty (50) operating hours since the date of such survey.

(8)
The Lessee has inspected the Aircraft and all pertinent records therefor and the Aircraft has no damage history.

(9)
The nameplates required to be affixed to the Aircraft and to each engine pursuant to the MAINTENANCE Section of the Lease have been duly affixed.

        Date and Delivery of Acceptance:

        IN WITNESS WHEREOF, Lessee has caused this Certificate of Acceptance to be duly executed by its officers thereunto duly authorized.

Lessee:
Mandalay Resort Group
By:	GLENN SCHAEFFER
Title:	President
Date:

Annex F
Stipulated Loss and Termination Values

        The Stipulated Loss and Termination Value of the Aircraft shall be the percentage of Capitalized Lessor's Cost of the aircraft set forth opposite the applicable rent payment.

Capitalized Lessor's Cost            $5,525,000.00

Basic Rent Payment No.	Termination Value	Stipulated Loss Value
1	101.843	105.744
2	100.685	104.538
3	99.528	103.331
4	98.370	102.124
5	97.213	100.918
6	96.056	99.711
7	94.898	98.505
8	93.741	97.298
9	92.583	96.092
10	91.426	94.885
11	90.269	93.678
12	89.111	92.472
13	87.954	91.265
14	86.796	90.059
15	85.639	88.852
16	84.481	87.645
17	83.324	86.439
18	82.167	85.232
19	81.472	84.489
20	80.778	83.745
21	80.083	83.001
22	79.389	82.258
23	78.694	81.514
24	78.000	80.770
25	77.306	80.027
26	76.611	79.283
27	75.917	78.540
28	75.222	77.796
29	74.528	77.052
30	73.833	76.309
31	73.139	75.565
32	72.444	74.821
33	71.750	74.078
34	71.056	73.334
35	70.361	72.591
36	69.667	71.847
37	68.972	71.103
38	68.278	70.360
39	67.583	69.616
40	66.889	68.872
41	66.194	68.129
42	65.500	67.385

43	64.806	66.642
44	64.111	65.898
45	63.417	65.154
46	62.722	64.411
47	62.028	63.667
48	61.333	62.923
49	60.639	62.180
50	59.944	61.436
51	59.250	60.693
52	58.556	59.949
53	57.861	59.205
54	57.167	58.462
55	56.472	57.718
56	55.778	56.974
57	55.083	56.231
58	54.389	55.487
59	53.694	54.744
60	53.000	54.000
Initials:	SEP	GLENN SCHAEFFER

	Lessor	Lessee

QuickLinks

AIRCRAFT LEASE AGREEMENT dated as of ("Agreement" )
ANNEX A Description of Aircraft, Lessor's Cost, and Aircraft Markings
ANNEX B DATED THIS TO AIRCRAFT LEASE AGREEMENT DATED AS OF
Schedule 1 To Annex B
SCHEDULE 2 TO ANNEX B
ANNEX C BILL OF SALE
ANNEX E CERTIFICATE OF ACCEPTANCE
Annex F Stipulated Loss and Termination Values